Exhibit 99.1

Aura FAT Projects Acquisition Corp. Announces Pricing of $100,000,000 Initial Public Offering

Singapore – April 12, 2022 – Aura FAT Projects Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of $100,000,000, consisting of 10,000,000 units priced at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “AFARU” beginning tomorrow, Wednesday, April 13, 2022. Each unit consists of one Class A ordinary share and one redeemable warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “AFAR” and “AFARW”, respectively.

The Company is a newly organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While it will not be limited to a particular industry or geographic region, the Company intends to focus its search on new emerging technology companies with an acute growth potential in Southeast Asia and Australasia in sectors such as the Web 3.0, blockchain, cryptocurrency, digital ledger, e-gaming and other new financial technology and services sectors.

EF Hutton, division of Benchmark Investments, LLC, is acting as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on April 18, 2022, subject to customary closing conditions.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EF Hutton, division of Benchmark Investments, LLC, Attn: Syndicate Department, 590 Madison Avenue, 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement on Form S-1 (File No. 333-263717) relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on April 12, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Aura FAT Projects Acquisition Corp.

1 Phillip Street, #09-00

Royal One Phillip

Singapore, 048692

Attn: David Andrada

Email: david@fatprojects.com

Telephone: 65-3135-1511